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The Fresh Market, Inc. Expands Board With Addition of Michael D. Casey and Robert K. Shearer

GREENSBORO, N.C. – April 30, 2015 – The Fresh Market, Inc. (NASDAQ: TFM), a growing specialty grocery retailer, today announced that its Board of Directors has elected Michael D. Casey, Chief Executive Officer and a director of Carter’s, Inc. (NYSE: CRI), and Robert K. Shearer, formerly Chief Financial Officer of V.F. Corporation (NYSE: VFC) and currently a director of Church & Dwight Co., Inc. (NYSE: CHD), as independent directors, effective May 1, 2015. With these additions, The Fresh Market’s Board has nine directors, eight of whom are independent directors.

Ray Berry, Chairman of the Board, commented, “We are pleased to welcome Mike and Bob, two experienced leaders of high profile consumer growth and branded companies, to our Board of Directors. We believe they will bring valuable perspectives to the Board, and we look forward to leveraging their knowledge and insight as The Fresh Market moves towards the next level of growth and profitability.”

Mr. Casey has served as Chief Executive Officer and a director of Carter’s, Inc., the largest branded marketer in the United States of apparel exclusively for babies and young children, since 2008, and as Chairman of its Board of Directors since 2009.  Mr. Casey joined Carter’s in 1993 and has held a variety of senior executive positions during his tenure with the company, including Executive Vice President and Chief Financial Officer, Senior Vice President and Chief Financial Officer, Senior Vice President of Finance and Vice President of Finance.

Mr. Shearer served as Senior Vice President and Chief Financial Officer of V.F. Corporation, a global leader in the design, manufacturing, marketing and distribution of branded lifestyle apparel, footwear and accessories with such brands as The North Face®, Vans®, Timberland®, and Wrangler®, from 2005 until his recent retirement.  Prior to that, he served in a number of financial roles at the company, including Vice President—Controller from 1994 to 1998, Controller from 1989 to 1994 and Assistant Controller from 1986 to 1989.

About The Fresh Market, Inc.
Founded in 1982, The Fresh Market, Inc. is a specialty grocery retailer focused on providing high-quality products in a unique and inviting atmosphere with a high level of customer service. As of April 30, 2015, the Company operates 168 stores in 27 states across the United States.  For more information, please visit www.thefreshmarket.com.

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